Exhibit 10.1

OFFER OF EMPLOYMENT

January 29, 2007

Dear Rene:

On behalf of ARTISTdirect, Inc., a Delaware corporation (the “Company”), I am  pleased to confirm your offer of employment with the Company in the capacity of Corporate Controller and Principal Accounting Officer, which is an exempt position.  You will report directly to the Company’s President and Chief Executive Officer and to the Chief Financial Officer.

Your initial compensation will be at the rate of $130,000.00 per year or $10,833.33 per month.  You will be paid according to the Company’s normal semi-monthly pay cycle, and your compensation will be subject to applicable payroll deductions.  Your salary will be reviewed again no later than the end of 2007.

You will also be potentially eligible for the following:

Discretionary Bonus.  You will be eligible to receive a discretionary bonus following your first employment review, which as set forth below, shall be completed on or around April 30, 2007 (“Interim Bonus”).  If any such Interim Bonus is awarded, it will be paid by May 31, 2007.  You will also be eligible to receive a discretionary bonus at the end of the Company’s current fiscal year (e.g., 2007), which runs from January 1 through December 31 (“Annual Bonus” and together with Interim Bonus, “Discretionary Bonus”).  If any such Annual Bonus is awarded, it will be paid by April 30, 2008.  In order to be eligible to receive any potential Annual Bonus, it is a condition precedent that you be continuously employed by the Company through December 31, 2007. All such Discretionary Bonus payments will be subject to applicable payroll deductions.  Whether any Discretionary Bonus amounts will be paid pursuant to this paragraph, and the amount of any bonus, will be determined at the sole discretion of the senior management of the Company, subject to final approval by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

Stock Options.  You will be eligible to receive stock options to purchase up to 50,000 shares of common stock during the Company’s current fiscal year (e.g., 2007), subject to the following conditions:  (i) the per share exercise price will be based on the closing market price of the Company’s common stock on the date of grant; (ii) standard vesting provisions; and (iii) the final approval of the Committee.  If you continue to be employed by the Company in fiscal 2008, you will be eligible to receive additional stock options, at the sole discretion of the senior management of the Company, subject to final approval by the Committee.  Your eligibility for stock options will be subject to the terms, conditions, and limitations of the Company’s 2006 Equity Incentive Plan (the “2006 Plan”).  If you would like to review the terms of the 2006 Plan, please contact Karen Feder at karen.feder@artistdirect.com or at 310.956.3307.

Vacation.  You will be eligible to accrue vacation at the rate of three weeks per year, beginning on your first day of work for the Company, which vacation accrual shall not exceed a total of six weeks at any fiscal year end.  Any excess vacation accrual at any fiscal year end will be automatically waived, without compensation.

Benefits.  You will also be eligible to participate in the Company’s medical, dental, vision, 401(k), and other employee benefit plans, subject to the terms, conditions, limitations, and exclusions contained in the applicable plan documents and insurance policies.  Further information regarding the plans and policies is available from the Human Resources Department.

Perquisites.  The Company will reimburse you for reasonable, pre-approved expenses related to annual continuing education requirements and/or library or other publication costs, as they relate to your responsibilities with the Company, subject to appropriate documentation provided by you.

Employment At-Will.  Employment with the Company is at the mutual consent of each employee and the Company.  Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding, employees and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause or advance notice.  Please note that the at-will nature of the employment relationship can only be altered pursuant to a written agreement that is signed by a duly authorized corporate officer and by you, and is approved by the Committee.  Accordingly, this constitutes a final and fully binding, integrated agreement with respect to the at-will nature of the employment relationship.

Review and Evaluation.  We expect that you will receive an employment review and evaluation conducted by the Company’s Chief Financial Officer on or around April 30, 2007.  You may receive an additional review and evaluation every subsequent fiscal year if you continue to be employed by the Company.

If you have any questions, please feel free to contact me.  In the meantime, we request that you acknowledge receipt of this offer by signing the enclosed copy of this correspondence and returning it to me for our files.  This offer will remain open until February 9, 2007.

Sincerely,

/s/ Robert N. Weingarten
Robert N. Weingarten
Chief Financial Officer

This will acknowledge my acceptance of this offer of employment.

By	/s/ Rene Rousselet
(Rene Rousselet)

Date:	February 2, 2007